Exhibit (i)

October 23, 2025

GraniteShares ETF Trust

222 Broadway, 21st Floor

New York, NY 10038

Re:	GraniteShares ETF Trust - File Nos. 333-214796 and 811-23214

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 102 under the Securities Act of 1933 (the “Securities Act”), as amended to the GraniteShares ETF Trust’s Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 119 under the Securities Act (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP